EXHIBIT 99.1


 For Further Information Contact:
 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407) 644-0758,
 Aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:

 United Financial Mortgage Corp. Announces Robert L. Hiatt to Join Company as
                           Chief Financial Officer

 Oak Brook, IL, August 19, 2003 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") announced today the appointment of Robert L. Hiatt, as Executive Vice President and Chief Financial Officer. Prior to joining UFM, Mr. Hiatt spent the last 14 years gaining significant experience in various Accounting and Financial roles as well as developing and managing financial accounting systems.

 Most recently, Mr. Hiatt served as the Vice President of Finance and Chief Accounting Officer for a publicly traded healthcare company, where, among other things, he was responsible for the finance and tax functions, as well as the integration of new business units. While operating as the CAO, he was also responsible for SEC reporting and conformity with GAAP of over 250 reporting units. Prior to that, Mr. Hiatt was employed for nine years at Arthur Andersen, LLP, Chicago, IL, where he managed several client engagement teams in a variety of industries. Mr. Hiatt received a Bachelor of Science in Accountancy from Miami University of Ohio.

 Mr. Hiatt stated, "I am pleased to have the opportunity to work with a company of the caliber of United Financial Mortgage Corp. I am impressed with the quality of their management team and their long history of success."

 "The addition of Robert Hiatt to our company adds considerable strength and depth to our management team. His 14 years of experience, combined with his expertise in developing and integrating accounting systems, will be of considerable benefit to our company," said Steve Khoshabe, President and Chief Executive Officer of UFM.


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single-family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. The forward-looking statements are subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loan; the negative impact of economic slowdowns or recessions; and other risks disclosed from time to time in the Company's SEC reports and filings.